[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit 10.3

Amendment No. 2

to Supply Agreement

This Amendment No. 2, (“Amendment No. 2”) effective as of September 30, 2022 (the “Effective Date”) amends that certain Supply Agreement having an effective date of July 1, 2021, as amended to date (the “Agreement”) by and between the parties hereto (each a “Party” and collectively the “Parties”).

WHEREAS, pursuant to the Agreement, Biological E. Limited (“Customer”) ordered, and Dynavax Technologies Corporation (“Dynavax”) delivered, and/or shipped, and/or committed to supplying certain quantities of Dynavax Adjuvant to Customer;

WHEREAS, pursuant to the Agreement, Customer submitted, among other things, purchase order numbered [*] (“PO [*]”) covering [*] kilograms of Dynavax Adjuvant and, following acceptance of such PO [*] by Dynavax, pursuant to the terms of the Agreement and PO [*], PO [*] became non-cancelable by Customer;

WHEREAS, the Agreement specifies invoicing and payment terms for the deliveries of Dynavax Adjuvant to Customer;

WHEREAS, the Parties now wish to amend the Agreement in order to establish a payment schedule for (i) certain past due amounts receivable as of the Effective Date for deliveries of Dynavax Adjuvant pertaining to certain Non-CEPI allocated materials totaling [*] (the “Past Due Non-CEPI Payments”) and (ii) amounts receivable for deliveries to be made of Dynavax Adjuvant pertaining to certain Non-CEPI allocated materials (the “Remaining Non-CEPI Payments”), each as set forth herein;

WHEREAS, notwithstanding the non-cancelable nature of the order and the related costs incurred by Dynavax, Customer now desires to cancel its obligations with respect to [*] kilograms from PO [*] (the “Cancelled Portion”);

WHEREAS, in connection with PO [*], Customer made the required pre-payment of the requisite percentage of the order value, representing [*] (the “Prepayment”) applicable to the Cancelled Portion; and

WHEREAS, the Parties now desire to make a modification to PO [*] and certain other changes to payment terms as described in greater detail below.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.
Dynavax, subject to payment of the Past Due Non-CEPI Payments as set forth below, hereby agrees to allow Customer to cancel its payment obligations with respect to the Cancelled Portion only, as further agreed herein.

2.
With respect to the Prepayment, the Parties agree as follows:

(a)
Dynavax shall retain the Prepayment. No refund will be given to Customer but an adjustment will be made as follows.

(b)
Within [*] business days of the execution of this Amendment No. 2, Dynavax shall issue a credit memo to Customer for the Prepayment related to the Cancelled Portion (the “Credit Memo”) arising from the reduction of [*] deliverables from PO [*].

(c)
The amounts set forth on the Credit Memo shall be applied against the Past Due Non-CEPI Payments as set forth in Section 3 below.

3. Upon receipt of the Credit Memo but no later than [*], Customer shall pay in cash an amount equal to the Past Due Non-CEPI Payments (i.e. [*]) less the credit set forth on the Credit Memo (i.e. [*]) for a total of [*]. In the event that Customer fails to comply with the payment terms of this Section 3, then (i) the Credit Memo shall be deemed null and void and PO [*] shall be reinstated in full and remain a non-cancelable obligation of Customer, (ii) Dynavax shall supply [*] kilograms of the Dynavax Adjuvant pursuant to the said PO, and (iii) Customer shall make the payment for the quantity of the Dynavax Adjuvant supplied as set forth in (ii) immediately preceding.

4.
Customer shall remit payments for the Remaining Non-CEPI Payments upon the earlier of (i) [*] working days from [*] or (ii) [*]. Customer shall schedule the shipment of all quantities of Dynavax Adjuvant which have not already been shipped as of [*] (“Remaining Non-CEPI Amounts”) as set forth in Exhibit A to occur on or before [*] or make alternative arrangements with Dynavax or Dynavax CMOs for the storage of such Remaining Non-CEPI Amounts. For the sake of clarity, Customer acknowledges and agrees that the Remaining Non-CEPI Payments shall be made as set forth above regardless of (i) whether or not Customer arranges for the shipment; of the Remaining Non-CEPI Amounts by [*]; and/or (ii) whether the Remaining Non-CEPI Amounts are stored at Dynavax’s premises or at Dynavax CMO’s premises.

5.
Except as provided in this Amendment No. 2, capitalized terms used in this Amendment No. 2 that are not otherwise defined herein shall have the respective meanings ascribed to them in the Agreement.

6.
This Amendment No. 2 embodies the entire agreement between the Parties with respect to its subject matter. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment No. 2, the provisions of this Amendment No. 2 shall control.

7.
Unless expressly amended by this Amendment No. 2, all other terms of the Agreement remain in full force and effect.

8.
This Amendment No. 2 may be executed in one or more counterparts, each of which is deemed an original, but both of which together shall constitute one and the same instrument.
9.
IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to be executed by their duly authorized representatives as of the Effective Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

(***Signature Page(s) to Follow***)

Dynavax Technologies Corporation Biological E. Limited

By: /s/ David Novack By: /s/ Mahima Datla

Title: President and COO Title: Managing Director

Date: 10/18/2022 Date: 17-Oct-2022

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Exhibit A

Remaining Non-CEPI Amounts

[*] shipped in [*]

[*] to be shipped on or before [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.